REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of Stock Dividend Fund, Inc.

We have examined management's assertion, included in the
 accompanying Management Statement Regarding
Compliance with Certain Provisions of the Investment
Company Act of 1940, that Stock Dividend Fund, Inc.
(the "Fund") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment
Company Act of 1940 (the "Act") as of May 31, 2019.
Management is responsible for the Fund?s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund?s compliance based on our examination.

Our examination was conducted in accordance with the
 standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included
 examining, on a test basis, evidence about the Fund?s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2019 and with respect to agreement of security purchases and sales, for the period from January 1, 2019 through May 31, 2019:

*	Confirmation of all securities in book entry form
 held by Charles Schwab & Co., Inc.
*	Reconciliation of all such securities between the
 books and records of the Fund and the Charles
Schwab & Co., Inc.
*	Agreement of all security purchases and all security
 sales from January 1, 2019 through May 31, 2019 from the books and records of the Fund to the Charles
Schwab & Co., Inc. statements.

We believe that our examination provides a reasonable basis
 for our opinion. Our examination does not provide a legal determination on the Fund?s compliance with specified requirements.

In our opinion, management's assertion that Stock Dividend
Fund, Inc. complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of May
 31, 2019, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use
 of management and the Board of Directors of Stock
Dividend Fund, Inc. and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
July 1, 2019